Exhibit 99.1

2005 Objectives for Executive Officers Under
Annual Incentive Compensation Plan for Textron Employees
  Achieving earnings per share performance target: 70%
  Achieving specified leadership initiatives, including financial achievements and the achievement of certain strategic and business initiatives, including six sigma, customer growth, talent development, supply chain information technology and compliance goals: 30%.

Potential multiplier based on return on invested capital: Up to 200%

            Under the Textron Annual Incentive Compensation Plan, target annual incentive payments are recommended by the Organization and Compensation Committee (the "Committee") of the Board of Directors and approved by the full Board. The targets for Executive Officers can range from 50% to 100% of the Executive Officer's base salary. The amount actually paid generally can range from zero, if a threshold level of performance under the performance objectives is not achieved, to no more than twice the target award level, but the Committee can recommend payments above these levels if it deems performance warrants.